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                                                                     Exhibit 5.1



                               November 21, 1997


Compaq Computer Corporation
20555 S.H. 249
Houston, Texas 77070

Gentlemen:

I am the Vice President and Associate General Counsel Corporate Compliance of Compaq Computer Corporation and have acted in such capacity as counsel to Compaq in connection with its Registration Statement on Form S-3 to register under the Securities Act of 1933, as amended, the sale of 10,000,000 shares (the "Shares") of common stock, $.01 par value, of Compaq issuable pursuant to the Compaq Computer Corporation Shareholder Investor Plan. In connection therewith, I (or attorneys under my supervision) have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when and to the extent issued for adequate consideration therefor, will be validly issued, fully paid and nonassessable.

I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Linda S. Auwers
-------------------------
Linda S. Auwers
Vice President and
Associate General Counsel
Corporate Compliance